Exhibit 99.3

Unaudited Condensed Consolidated Financial Statements

Priority Holdings, LLC and Subsidiaries

For the Six Months Ended June 30, 2018

Priority holdings, LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

As of June 30, 2018 and December 31, 2017

(in thousands)	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash	$12,652	$27,966
Restricted cash	17,189	16,193
Accounts receivable, net of allowance for doubtful accounts of $107 and $484, respectively	40,104	47,433
Due from related parties	269	197
Prepaid expenses and other current assets	3,988	3,550
Current portion of notes receivable	3,078	3,442
Settlement assets	3,634	7,207
Total current assets	80,914	105,988

Notes receivable, less current portion	3,604	3,807
Property, equipment, and software, net	16,049	11,943
Goodwill	102,030	101,532
Intangible assets, net	45,092	42,062
Other assets	1,692	1,375
Total assets	$249,381	$266,707

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$21,406	$18,603
Accrued residual commissions	21,311	23,470
Customer deposits	3,295	4,853
Current portion of long-term debt	2,682	7,582
Settlement obligations	9,483	10,474
Current portion of common unit repurchase obligation	-	1,500
Total current liabilities	58,177	66,482

Long-term debt, net of discounts and deferred financing costs	341,352	267,939
Warrant liability	12,773	8,701
Common unit repurchase obligation	-	7,690
Other liabilities	6,485	6,050
Total long term liabilities	360,610	290,380
Total liabilities	418,787	356,862

Commitments and Contingencies (Notes 7 and 8)
Members' deficit	(169,406)	(90,155)
Total members’ deficit	(169,406)	(90,155)

Total liabilities and members' deficit	$249,381	$266,707

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority holdings, LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

For the six months ended June 30, 2018 and 2017

	Six months ended June 30,
(in thousands, except per unit data)	2018	2017
REVENUE:
Merchant card fees revenue	$204,746	$182,223
Outsourced services revenue	12,162	11,041
Other revenues	3,450	1,439
Total revenue	220,358	194,703

OPERATING EXPENSES:
Costs of merchant card fees	158,400	139,260
Other costs of services	9,043	7,288
Salary and employee benefits	18,414	16,236
Depreciation and amortization	7,780	7,652
Selling, general and administrative	6,582	4,212
Transaction costs	3,671	-
Change in fair value of contingent consideration	-	(410)
Other operating expenses	5,385	5,631
Total operating expenses	209,275	179,869
Income from operations	11,083	14,834

OTHER INCOME (EXPENSES):
Interest and other income	377	247
Interest and other expense	(15,882)	(13,935)
Change in fair value of warrant liability	(3,530)	(527)
Equity in loss and impairment of unconsolidated entities	(853)	(158)
Total other expenses	(19,888)	(14,373)

Net (loss) income	$(8,805)	$461

(Loss) income per unit:
Basic and diluted (loss) income per unit	$(2.03)	$0.06

Weighted-average common units outstanding:
Basic and diluted	4,370	5,162

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority holdings, LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Changes in Members’ Equity (Deficit)

For the six months ended June 30, 2018

(in thousands)	Common Units - A Amount	Common Units - A Units	Common Units - B Amount	Common Units - B Units	Members’ Equity (Deficit)
Balance - December 31, 2017	$(93,490)	5,249	$3,335	302	$(90,155)
Member distributions	(6,337)	-	-	-	(6,337)
Unit-based compensation	-	-	795	19	795
Net loss	(8,805)	-	-	-	(8,805)
Redemption of membership interest	(64,903)	(954)	-	-	(64,903)
Pro rata adjustment	-	-	-	(55)	-
Balance - June 30, 2018	$(173,535)	4,295	$4,130	266	$(169,406)

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority holdings, LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Changes in Members’ Equity (Deficit)

For the six months ended June 30, 2017

(in thousands)	Preferred Units - A Amount	Preferred Units - A Units	Common Units - A Amount	Common Units - A Units	Common Units - B Amount	Common Units - B Units	Common Units - C Amount	Common Units - C Units	Members’ Equity (Deficit)
Balance - December 31, 2016	$2,709	2,701	$108,970	10,000	$2,314	638	$2,014	1,500	$116,007
Unit-based compensation	-	-	-	-	533	(13)	-	-	533
Member distribution	-	-	(2,906)	-	-	-	-	-	(2,906)
Net income	-	-	461	-	-	-	-	-	461
Redemption of membership interest	-	-	(203,000)	(4,751)	-	-	-	-	(203,000)
Reclass of common unit repurchase obligation	-	-	(9,190)	-	-	-	-	-	(9,190)
Release of contingent consideration	-	-	3,812	-	-	-	-	-	3,812
Elimination of Class C Units	-	-	2,014	-	-	-	(2,014)	(1,500)	-
Elimination of Preferred Units	(2,709)	(2,701)	2,709	-	-	-	-	-	-
Pro rata adjustment	-	-	-	-	-	(303)	-	-	-
Balance - June 30, 2017	$-	-	$(97,130)	5,249	$2,847	322	$-	-	$(94,283)

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority holdings, LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2018 and 2017

	Six months Ended June 30,
(in thousands)	2018	2017
Cash flows from operating activities:
Net loss (income)	$(8,805)	$461
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,780	7,652
Unit-based compensation expense	795	532
Amortization of debt issuance costs	375	354
Amortization of debt discount	280	250
Equity in loss and impairment of unconsolidated entities	853	153
Change in fair value of warrant liability	3,530	527
Change in fair value of contingent consideration	-	(410)
Loss on debt extinguishment	541	1,753
Payment in kind interest	2,407	2,505
Other	(1)	-
Change in operating assets and liabilities:
Accounts receivable	7,287	(2,589)
Settlement assets	3,574	1,175
Prepaid expenses and other current assets	(361)	3,140
Notes receivable	418	(1,249)
Related parties	(72)	(46)
Accounts payable, accrued expenses and accrued residual commissions	3	1,518
Settlement obligations	(991)	(61)
Customer deposits	(1,557)	(2,098)
Other liabilities	316	(241)
Other non current assets	(1,452)	-
Net cash provided by operating activities	14,920	13,326

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(312)	-
Additions to property and equipment	(5,721)	(2,445)
Acquisition of merchant portfolios	(8,225)	(2,484)
Net cash used in investing activities	(14,258)	(4,929)

Cash flows from financing activities:
Proceeds from issuance of long term debt	67,113	276,290
Repayment of long term debt	(1,341)	(89,696)
Debt issuance costs	(322)	(4,570)
Distributions to members	(6,337)	(2,906)
Redemption of membership interests	(74,093)	(203,000)
Net cash used in financing activities	(14,980)	(23,882)

Change in cash and restricted cash:
Net decrease in cash and restricted cash	(14,318)	(15,485)
Cash and restricted cash, at the beginning of year	44,159	41,703
Cash and restricted cash, at the end of year	$29,841	$26,218

Supplemental cash flow information:
Cash paid for interest	$11,926	$8,798

Non-cash investing and financing activities:
Purchase of property and equipment through accounts payable	$701	$270
Common unit repurchase obligation	$-	$9,190

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Nature of business and Summary of significant accounting policies

Nature of Business

Priority Holdings, LLC (the “Company”) was organized as a limited liability company on May 21, 2014 in the state of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act as a result of the merger between Pipeline Cynergy Holdings, LLC (“PCH”) and Priority Payment Systems Holdings, LLC (“PPSH”). Priority Holdings, LLC and its subsidiaries are hereinafter referred to as the Company. Until January 3, 2017, the Company was owned by a group of private equity investors led primarily by Priority Investment Holdings, LLC (“PIH”) and Comvest Pipeline Cynergy Holdings, LLC (“Comvest”). On January 3, 2017, the Company exercised a redemption of the majority of Comvest’s membership units resulting in a change in the majority-voting unitholder. See Note 10 – Members Equity.

The Company provides merchant transaction processing services to small and medium-sized merchants and operates in two reportable segments, Consumer Payments and Commercial Payments and Managed Services. For more information about the Company’s segments, refer to Note 13 – Segment Information. The Company enters into agreements with payment processors which in turn have agreements with multiple Card Associations. These Card Associations comprise an alliance aligned with insured financial institutions (“Member Banks”) that work in conjunction with various local, state, territory, and federal government agencies to make the rules and guidelines regarding the use and acceptance of credit and debit cards. Card Association rules require that vendors and processors be sponsored by a Member Bank and register with the Card Associations. The Company has multiple sponsorship bank agreements and is a registered Independent Sales Organization (“ISO”) with Visa®. The Company is also a registered Member Service Provider with MasterCard®. The Company’s sponsorship agreements allow the capture and processing of electronic data in a format to allow such data to flow through networks for clearing and fund settlement of merchant transactions. The Company uses a direct sales force and contracts with other ISOs and Independent Sales Agents (“ISA”) to attract merchant accounts. The Company develops and purchases software to process and monitor merchant transactions, provide customer support and other back office services.

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements include those of the Company and its controlled subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in “Other assets” in the accompanying unaudited condensed consolidated balance sheets. The Company generally utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, provided the Company is able to exercise significant influence over the investee’s operations.

These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and should be read in connection with the Company’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2017. The accompanying unaudited condensed consolidated financial statements are unaudited; however, in the opinion of management they include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudted condensed consolidated financial statements for the periods presented. The accompanying unaudited condensed consolidated balance sheet as of December 31, 2017 was derived from the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017. Results of operations reported for interim periods are not necessarily indicative of results for the entire year due to seasonal fluctuations in the Company’s revenue as a result of consumer spending patterns. All intercompany balances and transactions have been eliminated.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

Comprehensive Income

Comprehensive income represents the sum of net income (loss) and other amounts that are not included in the unaudited condensed consolidated statement of operations as the amounts have not been realized. For the six months ended June 30, 2018 and 2017, there were no differences between the Company’s net income (loss) and comprehensive income (loss). Therefore, no separate Statement of Other Comprehensive Income is included in the financial statements for the reporting periods.

Accounting Policies

The accounting policies of the Company are described in Note 1 to the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017. There have been no material changes to these accounting policies, except as noted below for the new accounting pronouncment adopted in the first six months of 2018. Certain of the Company’s accounting policies, as previously disclosed in Note 1 to the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017, are presented below for revenue recognition, cost of services, and fair value.

Revenue Recognition

The Company recognizes revenue when (1) it is realized or realizable and earned, (2) there is persuasive evidence of an arrangement, (3) delivery and performance has occurred, (4) there is a fixed or determinable sales price and (5) collection is reasonably assured.

The Company generates revenue primarily for fees charged to merchants for the processing of card-based transactions. The Company’s reporting segments are organized by services the Company provides and distinct business units. Set forth below is a description of the Company’s revenue by segment. See Note 16 – Segment Information in the Company’s audited consolidated financial statements for the year ended December 31, 2017 for further discussion of the Company’s reportable segments.

Consumer Payments

The Company’s Consumer Payments segment represents merchant card fee revenues, which are based on the electronic transaction processing of credit, debit and electronic benefit transaction card processing authorized and captured through third-party networks, check conversion and guarantee, and electronic gift certificate processing. Merchants are charged rates which are based on various factors, including the type of bank card, card brand, merchant charge volume, the merchants industry and the merchant’s risk profile. Typically, revenues generated from these transactions are based on a variable percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. The Company’s contracts in most instances involve three parties: the Company, the merchant and the sponsoring bank. The Company’s sponsoring banks collect the gross revenue from the merchants, pay the interchange fees and assessments to the credit card associations, retain their fees and pay to the Company a net residual payment representing the Company’s fee for the services provided. Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, and monthly minimum fees, fees for handling chargebacks, gateway fees and fees for other miscellaneous services.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The determination of whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognizes merchant card fee revenues net of interchange fees, which are assessed to the Company’s merchant customers on all transactions processed by third parties. Interchange fees and rates are not controlled by the Company, which effectively acts as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue is reported on a gross basis, as the Company contracts directly with the merchant, assumes the risk of loss and has pricing flexibility.

Commercial Payments and Managed Services

The Company’s Commercial Payments and Managed Services segment represents outsourced services revenue, which is primarily derived from providing an outsourced sales force to certain enterprise customers. These services may be provided in areas related to supplier / management campaigns, merchant development programs, and receivable finance management. Commercial Payments and Managed Services are provided on a cost-plus fee arrangement. Revenue is recognized to the extent of billable rates times hours worked and other reimbursable costs incurred.

Other revenue

Other revenue is comprised of fees for services not specifically described above, which are generally transaction-based fees that are recognized at the time the transactions are processed, and revenue generated from the sale of point of sale devices (“terminals”) when the following four criteria are met: evidence of an agreement exists, delivery has occurred, the selling price is fixed and determinable, and collection of the selling price is reasonably assured.

Costs of Services

Costs of Merchant Card Fees

Cost of merchant card fees primarily consist of residual payments to agents and ISOs and other third-party costs directly attributable to payment processing. The residual payments represent commissions paid to agents and ISOs based upon a percentage of the net revenues generated from merchant transactions.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Other Costs of Services

Other costs of services include salaries directly related to outsourced services revenue, merchant supplies, and other service expenses.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 – Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s warrant liability, merchant portfolios, assets and liabilities acquired in mergers and business combinations and the implied fair value of the Company, are primarily based on Level 3 inputs and are generally estimated based upon independent appraisals that include discounted cash flow analyses based on the Company’s most recent cash flow projections and, for years beyond the projection period, estimates based on assumed growth rates. Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others. In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values and, where available, values observed in public market transactions.

The carrying values of accounts and notes receivable, accounts payable and accrued expenses, long-term debt and cash, including settlement assets and the associated deposit liabilities approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the debt is based upon current market rates.

Accounting Pronouncement Adopted in the First Six Months of 2018

Modifications to Share-based Compensation Awards (ASU 2017-09)

As of January 1, 2018, the Company adopted ASU No. 2017-09, Compensation-Stock Compensation Topic 718-Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when changes to the terms and conditions of share-based payment awards must be accounted for as modifications. Entities apply the modification accounting guidance if the value, vesting conditions, or classification of an award changes. The Company has not modified any share-based payment awards since the adoption of ASU 2017-09. Should the Company modify share-based payment awards in the future, it will apply the provisions of ASU 2017-09.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Recently Issued Pronouncements Not Yet Adopted

The effective dates noted below for recently adoped accounting pronoucements are for non-public entities

Revenue Recognition (ASC 606)

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which since has been codified in Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”). This guidance clarifies the principles for recognizing revenue and will be applicable to all contracts with customers regardless of industry-specific or transaction-specific fact patterns. Further, the guidance will require improved disclosures as well as additional disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. Since its original issuance, the FASB has issued several updates to this guidance, and additional updates are possible.  The new standard will be effective for the Company at the beginning of 2019. The standards permit the use of either the retrospective or cumulative effect transition method. The new standard could change the amount and timing of revenue and costs for certain significant revenue streams, increase areas of judgment and related internal controls requirements, change the presentation of revenue for certain contract arrangements and possibly require changes to the Company’s software systems to assist in both internally capturing accounting differences and externally reporting such differences through enhanced disclosure requirements. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements.

Leases (ASU 2016-02)

In February 2016, the FASB issued new lease accounting guidance in ASU No. 2016-02, Leases-Topic 842, which has been codified in ASC 842, Leases (“ASC 842”). Under this new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases): 1) a lease liability equal to the lessee's obligation to make lease payments arising from a lease, measured on a discounted basis and 2) a right-of-use asset which will represent the lessee's right to use, or control the use of, a specified asset for the lease term. The new standard will be effective for the Company at the beginning of 2020, including interim periods within the year of adoption. The new standard requires a modified retrospective basis, and early adoption is permitted. The Company is still evaluating the potential effects of ASC 842. The adoption of ASC 842 will require the Company to recognize material non-current assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet, but is not expected to have a material effect on the Company's results of operations or cash flows. ASC 842 will also require additional footnote disclosures to the Company's consolidated financial statements.

Credit Losses (ASU 2016-13)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments. ASU 2016-13 will replace the current “incurred loss” model with an “expected loss” model. Under the “incurred loss” model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (i.e., that it has been “incurred”). Under the “expected loss” model, an entity will recognize a loss (or allowance) upon initial recognition of the asset that reflects all future events that will lead to a loss being realized, regardless of whether it is probable that the future event will occur. The “incurred loss” model considers past events and current conditions, while the “expected loss” model includes expectations for the future which have yet to occur. ASU 2016-13 will be effective for the Company at the beginning of 2021. The standard will require entities to record a cumulative-effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating the potential impact that ASU 2016-13 may have on the timing of recognizing future provisions for expected losses on the Company's accounts receivable.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Statement of Cash Flows (ASU 2016-15)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”). This ASU represents a consensus of the FASB’s Emerging Issues Task Force on eight separate issues that each impact classifications on the statement of cash flows. In particular, issue number three addresses the classification of contingent consideration payments made after a business combination. Under ASU 2016-15, cash payments made soon after an acquisition’s consummation date (i.e., approximately three months or less) will be classified as cash outflows from investing activities. Payments made thereafter will be classified as cash outflows from financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability will be classified as cash outflows from operating activities. ASU 2016-15 will be effective for the Company at the beginning of 2019.

Definition of a Business (ASU 2017-01)

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). This guidance will assist entities in determining if acquired assets constitute the acquisition of a business or the acquisition of assets for accounting and reporting purposes. This distinction is important because only a business can recognize goodwill. In practice prior to ASU 2017-01, if revenues were generated immediately before and after a transaction, the acquisition was typically considered a business. Under ASU 2017-01, requiring entities to further assess the substance of the processes they acquire will likely reduce the number of transactions accounted for as business acquisitions. ASU 2017-01 will be effective for the Company at the beginning of 2019. The impact that ASU 2017-01 may have on the Company's financial position, results of operations or cash flows will depend on the nature of any acquisition commencing after the Company's adoption of this ASU.

Goodwill Impairment Testing (ASU 2017-04)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 will eliminate the requirement to calculate the implied fair value of goodwill (step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value (i.e., measure the charge based on the current step 1). Any impairment charge will be limited to the amount of goodwill allocated to an impacted reporting unit. ASU 2017-04 will not change the current guidance for completing Step 1 of the goodwill impairment test, and an entity will still be able to perform the current optional qualitative goodwill impairment assessment before determining whether to proceed to Step 1. Upon adoption, ASU 2017-04 will be applied prospectively. ASU 2017-04 will be effective for the Company at the beginning of 2022. The impact that ASU 2017-04 may have on the Company’s financial condition or results of operations will depend on the circumstances of any goodwill impairment event that may occur after adoption.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Concentrations

The Company’s revenue is substantially derived from processing Visa® and MasterCard® bank card transactions. Because the Company is not a Member Bank, in order to process these bank card transactions, the Company maintains sponsorship agreements with three Member Banks as of June 30, 2018, which require, among other things, that the Company abide by the by-laws and regulations of the Card Associations.

Substantially all of the Company’s revenues and receivables are attributable to merchant customer transactions, which are processed primarily by two third-party payment processors.

A majority of the Company’s cash and restricted cash is held in certain financial institutions, substantially all of which is in excess of federal deposit insurance corporation limits. The Company does not believe it is exposed to any significant credit risk from these transactions.

Reclassification

Certain prior year amounts in the unaudited condensed consolidated financial statements have been reclassified to conform to the current year presentation, with no effect on net loss or members’ deficit.

2.	BUSINESS COMBINATION

On April 2, 2018, Priority PayRight Health Solutions, LLC (“PPRHS”), a subsidiary of the Company, purchased the majority of the operating assets and certain operating liabilities of PayRight Health Solutions (“PayRight”). This purchase allowed PPRHS to gain control over the PayRight business and therefore the Company’s consolidated financial statements include the financial position, results of operations, and cash flows of PayRight from the date of acquisition. PayRight utilizes technology assets to deliver customized payment solutions to the healthcare industry. The results of the acquired business and goodwill of $497,560 from the transaction are being reported by the Company as part of the Commercial Payments and Managed Services reportable segment. The Company transferred total consideration with a fair value of $886,191 consisting of: $504,932 in cash and forgiveness of amounts owed to the Company by PayRight; $262,312 fair value of the Company’s previous equity method investment described in the following paragraph; and profit and distribution rights with a fair value of $118,946. The measurement period, as defined by ASC 805, Business Combinations, is still open for the April 2, 2018 PayRight purchase since the Company is awaiting information to determine the acquisition-date fair value of certain acquired assets and assumed liabilities.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Previously, in October 2015, the Company purchased a non-controlling interest in the equity of PayRight, and prior to April 2, 2018, the Company accounted for this investment using the equity method of accounting. Immediately prior to PPRHS’s April 2, 2018 purchase of substantially all of PayRight’s business assets, the Company’s existing non-controlling investment in PayRight had a carrying value of approximately $1.1 million with an estimated fair value on the acquisition date of approximately $262,312. The Company recorded an impairment loss of $0.8 million for the difference between the carrying value and the fair value of the non-controlling equity method investment in PayRight. The loss is reported as equity in loss and impairment of unconsolidated entities in the Company’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2018.

3.	SETTLEMENT ASSETS AND OBLIGATIONS

The principal components of the Company’s settlement assets and obligations at June 30, 2018 and December 31, 2017 were as follows:

(in thousands)
Settlement Assets	June 30, 2018	December 31, 2017
Due from card processors	$3,634	$7,207
Settlement Obligations
Due to ACH payees	9,483	10,474
Total settlement obligations, net	$(5,849)	$(3,267)

Amounts due to ACH payees are offset by restricted cash.

4.	goodwill and intangible assets

The Company records goodwill when an acquisition is made and the purchase price is greater than the fair value assigned to the underlying tangible and intangible assets acquired and the liabilities assumed. The Company’s goodwill is allocated to reporting units as follows:

(in thousands)	June 30, 2018	December 31, 2017
Consumer Payments	$101,532	$101,532
Commercial Payments and Managed Services	498	-
	$102,030	$101,532

The Company’s intangible assets primarily include merchant portfolios and other intangible assets such as non-compete agreements, tradenames, acquired technology (developed internally by acquired companies prior to the business combination with the Company) and customer relationships.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The following table summarizes the changes in the carrying amount of goodwill for the six months ended June 30, 2018:

(in thousands)	Total
Balance at December 31, 2017	$101,532
Goodwill acquired in PayRight acquisition	498
Balance at June 30, 2018	$102,030

As of June 30, 2018 and December 31, 2017 intangible assets consisted of the following:

(in thousands)	June 30, 2018	December 31, 2017
Other intangible assets:
Merchant portfolios	$54,941	$46,716
Non-compete agreements	3,390	3,390
Tradename	2,580	2,580
Acquired technology (developed internally)	13,500	13,200
Customer relationships	51,090	51,090
	125,501	116,976
Less accumulated amortization:
Merchant portfolios	(43,190)	(41,915)
Non-compete agreements	(3,390)	(3,243)
Tradename	(884)	(776)
Acquired technology (developed internally)	(9,028)	(7,928)
Customer relationships	(23,917)	(21,052)
	(80,409)	(74,914)
	$45,092	$42,062

The Company tests goodwill for impairment for each of its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. The Company will perform its annual goodwill impairment test as of November 30, 2018 using market data and discounted cash flow analyses. The Company concluded there were no indicators of impairment as of June 30, 2018 or December 31, 2017. As such, there was no accumulated impairment loss as of June 30, 2018 and December 31, 2017.

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, and other relevant events or circumstances.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

5.	property, equipment and software

The Company’s property, equipment, and software balance primarily consists of furniture, fixtures, and equipment used in the normal course of business, computer software developed for internal use, and leasehold improvements. Computer software represents purchased software and internally developed back office and merchant interfacing systems used to assist the reporting of merchant processing transactions and other related information.

A summary of property, equipment, and software as of June 30, 2018 and December 31, 2017 follows:

(in thousands)	June 30, 2018	December 31, 2017	Useful Life
Furniture and fixtures	$2,063	$1,871	2-7 years
Equipment	8,016	6,256	3-7 years
Computer software	24,064	20,443	3-5 years
Leasehold improvements	5,754	4,965	5-10 years
	39,897	33,535
Less accumulated depreciation	(23,848)	(21,592)
Property, equipment, and software, net	$16,049	$11,943

Depreciation expense totaled $2.3 million and $2.1 million for the six months ended June 30, 2018 and 2017, respectively.

6.	accounts payable and accrued expenses

The Company accrues for certain expenses that have been incurred, which are classified within accounts payable and accrued expenses in the accompanying unaudited condensed consolidated balance sheets.

Accounts payable and accrued expenses as of June 30, 2018 and December 31, 2017 consists of the following:

(in thousands)	June 30, 2018	December 31, 2017
Accounts payable	$11,672	$8,751
Accrued compensation	8,946	6,136
Other accrued expenses	788	3,716
	$21,406	$18,603

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

7.	LONG-TERM DEBT

Long-term debt as of June 30, 2018 and December 31, 2017 consists of the following:

(in thousands)	June 30, 2018	December 31, 2017
Term Loan - Senior, matures January 3, 2023 and bears interest at LIBOR plus 5.0% for June 30, 2018 and 6.0% for December 31, 2017 (Actual rate of 7.0% at June 30, 2018 and 7.4% at December 31, 2017)	$264,159	$198,000
Term Loan - Subordinated, matures July 3, 2023 and bears interest at 5.0% plus payment-in-kind interest (Actual rate of 10.5% at June 30, 2018 and 11.3% at December 31, 2017)	87,525	85,118
Total Debt	351,684	283,118
Less: current portion of long-term debt	(2,682)	(7,582)
Less: unamortized debt discounts	(3,320)	(3,212)
Less: deferred financing costs	(4,330)	(4,385)
Total long-term debt	$341,352	$267,939

Debt Restructuring

On January 3, 2017, the Company restructured its long-term debt by entering into a Credit and Guaranty Agreement with a syndicate of lenders (the “Credit Agreement”). As a result, the syndicate of lenders became senior lenders and Goldman Sachs became a subordinated lender to the Company. The Credit Agreement had a maximum borrowing amount of $225.0 million, consisting of a $200.0 million Term Loan and a $25.0 million revolving credit facility. In addition, on January 3, 2017, the Company entered into a Credit and Guaranty Agreement with Goldman Sachs Specialty Lending Group, L.P. (“GS”) (the “GS Credit Agreement” and, together with the GS Agreement, the “Original Agreements”) for an $80.0 million term loan, the proceeds of which were used to refinance the amounts previously outstanding with GS. The term loans under the Credit Agreement and GS Credit Agreement were issued at a discount of $3.7 million, which is being amortized to interest expense over the lives of the term loans using the effective interest method. The Company determined that the 2017 debt restructuring should be accounted for as a debt extinguishment. The Company recorded an extinguishment loss of approximately $1.8 million, which consisted primarily of lender fees incurred in connection with the refinancing and the write-off of unamortized deferred financing fees and original issue discount associated with the previous debt.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

On January 11, 2018, the Company modified its long-term debt by amending the GS Credit Agreement and the Credit Agreement (collectively, the “2018 Amendment”). The 2018 Amendment increased the Credit Agreement term loans by $67.5 million and lowered the applicable margin under the Credit Agreement. The $67.5 million in additional borrowings under the Credit Agreement was issued at a discount of $0.4 million, which is being amortized to interest expense over the lives of the term loans using the effective interest method. Borrowings under the Credit Agreement were subject to an applicable margin, or percentage per annum, equal to: (i) with respect to Initial Term Loans, (a) for LIBOR Rate Loans, 6.00% per annum and (b) for Base Rate Loans, 5.00% per annum; and (ii) with respect to Revolving Loans (a) for LIBOR Rate Loans and Letter of Credit fees, 6.00%, (b) for Base Rate Loans, 5.00% and (c) for unused commitment fees, 0.50%. As a result of the 2018 Amendment, borrowings under the Credit Agreement are subject to an applicable margin, or percentage per annum, equal to: (i) with respect to Initial Term Loans, (a) for LIBOR Rate Loans, 5.00% per annum and (b) for Base Rate Loans, 4.00% per annum; and (ii) with respect to Revolving Loans (a) for LIBOR Rate Loans and Letter of Credit fees, 5.00%, (b) for Base Rate Loans, 4.00% and (c) for unused commitment fees, 0.50%.

The Company determined that the 2018 Amendment should be accounted for as a debt modification. Therefore, all previously deferred fees and costs continue to be amortized to interest expense using the effective interest method over the respective terms of the amended loans. The Company incurred $0.8 million in issuance costs related to the 2018 Amendment, which were expensed as incurred and recorded as a component of interest and other expense in the accompanying unaudited condensed consolidated statement of operations for the six months ended June 30, 2018. In connection with the new lenders to the Credit Agreement as a result of the 2018 Amendment, the Company capitalized incremental deferred financing costs of $0.3 million and fees paid to lenders of $0.4 million. The Company is amortizing these amounts to interest and other expense using the effective interest method over the terms of the Credit Agreement.

As a result of the 2018 Amendment, the Credit Agreement has a maximum borrowing amount of $292.5 million, consisting of a $267.5 million Term Loan and a $25.0 million revolving credit facility. The Credit Agreement matures on January 3, 2023, with the exception of the revolving credit facility which expires on January 2, 2022. Any amounts outstanding under the revolving credit facility must be paid in full before the maturity date of January 2, 2022. There were no amounts outstanding under the revolving credit facility as of June 30, 2018 or December 31, 2017. The Company recorded $0.1 million of interest expense for the six months ended June 30, 2018 as a penalty for not drawing on the revolving credit facility.

The Credit Agreement, as amended, contains representations and warranties, financial and collateral requirements, mandatory payment events, and events of default and affirmative and covenants, including without limitation, covenants that restrict among other things, the ability to create liens, merge or consolidate, dispose of assets, incur additional indebtedness, make certain investments or acquisitions, enter into certain transactions (including with affiliates), and to enter into certain leases. Substantially all of the Company’s assets are pledged as collateral under the Credit Agreement and GS Credit Agreement. The financial covenant consists of an amended Total Net Leverage Ratio, as defined in the Amended SunTrust Term Loan Agreement and GS Agreement. As of June 30, 2018 and December 31, 2017, the Company was in compliance with the financial covenant.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The terms of the GS Agreement were amended to allow for the increase in borrowings under the Credit Agreement but otherwise the terms of the GS Agreement were not substantively changed by the 2018 Amendment. The borrowing amount under the GS Agreement is $80.0 million and was not changed in the 2018 Amendment. The GS Agreement matures on July 3, 2023.

Under the credit agreement the Company is required to make quarterly principal payments of $0.7 million. As of December 31, 2017, the Company was obligated to make certain additional mandatory prepayments based on Excess Cash Flow, as defined in the Credit Agreement. As of December 31, 2017, the mandatory prepayment based on Excess Cash Flow was $5.6 million, which was included in current portion of long-term debt. On April 30, 2018, the Company entered into a Limited Waiver and Consent and is no longer obligated to make the 2017 mandatory prepayment based on Excess Cash Flow, as defined in the Credit Agreement. As of June 30, 2018, the amount of the excess cash flow payment previously classified as current portion of long-term debt has been classified as long-term debt as the amount is no longer callable by the creditor as of the date of the issuance of the quarterly financial statements.

Principal contractual maturities on long-term debt at June 30, 2018 are as follows:

(in thousands)
Year ending June 30,	Maturities
2019	$2,682
2020	2,682
2021	2,682
2022	2,682
2023	2,682
Thereafter	338,274
$351,684

For the six months ended June 30, 2018, the payment-in-kind (PIK) interest added $2.4 million to the principal amount of the subordinated debt, which totaled $87.5 million as of June 30, 2018.

The Company recorded $13.8 million and $11.6 million of interest expense for the six months ended June 30, 2018 and 2017, respectively.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Warrants

In connection with the prior GS Credit Agreement, the Company issued warrants to GS to purchase 1.0% of the Company’s outstanding Class A Common units. As part of the 2017 debt restructuring, the 1.0% warrant with GS was extinguished and the Company issued new warrants to GS to purchase 1.8% of the Company’s outstanding Class A Common units.

On January 11, 2018, the 1.8% warrant was amended to provide GS with warrants to purchase 2.2% of the Company’s outstanding Class A Common units. The change in the warrant percentage was the result of anti-dilution provisions in the agreement, which were triggered by the Class A Common unit redemption that occurred during the six months ended June 30, 2018 as discussed in Note 10 – Members Equity. The warrants have a term of 7 years, an exercise price of $0 and may be exercised at any time prior to expiration date. Since the obligation is based solely on the fact that the 2.2% interest in equity of the Company is fixed and known at inception as well as the fact that GS may exercise the warrants, with a settlement in cash, any time prior to the expiration date of December 31, 2023, the warrants are required to be recorded as a liability.

As of June 30, 2018 and December 31, 2017, the warrants have a fair value of $12.8 million and $8.7 million, respectively, and are presented as a warrant liability in the accompanying unaudited condensed consolidated balance sheets. The increases in fair value of the warrants of $4.1 million and $0.7 million for the six months ended June 30, 2018 and 2017, respectively, are included in change in fair value of warrant liability in the consolidated statements of operations. Interest and other expense includes $0.3 million and $0.3 million of debt discount amortization for the six months ended June 30, 2018 and 2017, respectively.

Deferred Financing Costs

Capitalized deferred financing costs related to the Company’s credit facilities totaled $4.3 million and $4.4 million at June 30, 2018 and December 31, 2017, respectively. Deferred financing costs are being amortized using the effective interest method over the remaining term of the respective debt and are recorded as a component of interest expense. The Company recognized interest expense related to the amortization of deferred financing costs of $0.4 million and $0.4 million for the six months ended June 30, 2018 and 2017, respectively. Deferred financing costs are included in long-term debt in the consolidated balance sheets.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

8.	COMMITMENTS AND CONTINGENCIES

The Company is involved in certain legal proceedings and claims, which arise in the ordinary course of business. In the opinion of the Company, based on consultations with inside and outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on its results of operations, financial condition, or cash flows. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on a claim and that the amount of probable loss that it will incur on that claim is reasonably estimable, it will record an accrued expense for the claim in question. If and when the Company records such an accrual, it could be material and could adversely impact its financial condition, results of operations, and cash flows.

9.	related party transactions

The Company has a management services agreement and an annual bonus payout with PSD Partners, which is owned by a member of Priority Investment Holdings, LLC, which is the member owner of Priority Holdings, LLC. For the six months ended June 30, 2018 and 2017, the Company incurred a total of $0.6 million and $0.4 million, respectively, for costs related to management service fees, annual bonus payout, and occupancy fees, which are recorded in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations.

10.	MEMBERS’ EQUITY

On January 3, 2017, the Company used the proceeds from the 2017 debt restructuring to redeem 4,681,590 Class A Common units for $200.0 million (the “Redemption”). Concurrent with the Redemption, (i) the Company and its members entered into an amended and restated operating agreement that eliminated the Class A Preferred units and the Class C Common units and (ii) the Plan of Merger was terminated which resulted in the cancellation of related contingent consideration due to the Preferred A unitholders.

On January 31, 2017, the Company entered into a redemption agreement with one of its minority unitholders to redeem their Class A common membership units for a total redemption price of $12.2 million. The Company accounted for the Common Unit Repurchase Obligation as a liability because it is required to redeem these Class A Common units for cash. The liability was recorded at fair value at the date of the redemption agreement, which was equal to the redemption value. Under this agreement, the Company redeemed $3.0 million of 69,470 Class A Common units in April 2017. As of December 31, 2017, the Common Unit Repurchase Obligation had a redemption value of $9.2 million.

The remaining $9.2 million was redeemed through the January 17, 2018 redemption of 115,751 Class A Common units for $5.0 million and the February 23, 2018 redemption of 96,999 Class A Common Units for $4.2 million. Therefore, the Company no longer had a Common Unit Repurchase Obligation as of June 30, 2018.

In addition to the aforementioned redemptions, the Company redeemed 295,834 Class A Common units for $26.0 million on January 17, 2018 and 445,410 Class A Common Units for $39.0 million on January 19, 2018. As a result of the aforementioned redemptions, the Company is 100% owned by PIH.

The Class A common units redeemed in January and February 2018 were then cancelled by the Company. The redemption transactions and the amended and restated operating agreement resulted in a one unitholder gaining control and becoming the majority unitholder of the Company. These changes in the equity structure of the Company have been recorded in the accompanying unaudited condensed consolidated Statement of Changes in Members’ Equtiy (Deficit) as capital transactions.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The equity structure of the Company is as follows as of June 30, 2018 and December 31, 2017:

	June 30, 2018		December 31, 2017
(in thousands)	Authorized	Issued	Authorized	Issued
Class A Common Units, voting	4,295	4,295	5,249	5,249
Class B Common Units, non-voting	274	266	335	302
Class C Common Units, non-voting	-	-	-	-

The Company paid distributions of $6.3 million and $2.9 million to the members during the six months ended June 30, 2018 and 2017, respectively.

11.	Incentive interest plan

In 2014, as part of the merger with Pipeline Cynergy Holdings, the Company established the Priority Holdings Management Incentive Plan (the “Plan”) pursuant to the Operating Agreement of Priority Holdings, LLC, for which selected Company employees and contractors may be awarded Management Incentive Units representing a fractional part of the interests in Profits, Losses and Distributions of the Company and having the rights and obligations specified with respect to Class B Common Units or such other class of Units as the Board may establish from time to time in the Operating Agreement.

The management incentive interest units are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the U.S. Securities Act of 1933 and the issuance of Management Incentive Units pursuant thereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701; provided that the foregoing shall not restrict or limit the Company’s ability to issue any Management Incentive Units pursuant to any other exemption from registration under the Securities Act available to the Company. The Management Incentive Units are intended for U.S. federal income tax purposes to be “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43.

Under the Plan, the Board of Managers determines the terms and conditions of the profits interests granted. The majority of awards vest over the requisite service period or periods during which an employee is required to provide service in exchange for an award under the incentive interest plan. The profits interest units will vest at a rate of 40% or 20% as of September 21, 2016 and then in evenly across the remaining 3-5 years.

Concurrent with the redemptions disclosed in Note 10 – Members’ Equity, the Management Incentive Units were adjusted to maintain their pro-rata participation with the remaining membership interests by reducing the total number of units available and outstanding. The adjustments did not impact the value, terms, or vesting conditions of the Management Incentive Units. All employee units forfeited are eligible to be reissued in subsequent grants. Therefore, forfeited units are included in shares available for grant as of the end of each period.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The following summarizes the activity of the Plan for the six months ended June 30, 2018:

	Units Available for Grant	Units Granted
Balance at December 31, 2017	33,504	301,536
Pro rata adjustment	(6,089)	(54,804)
Units granted	(19,190)	19,190
Balance at June 30, 2018	8,225	265,922

	Number of Units	Weighted-Average Grant- Date Fair Value
Vested units at December 31, 2017	183,938	$15.18
Pro rata adjustment	(33,431)	18.55
Units vested	9,595	45.64
Vested units at June 30, 2018	160,102	$20.17

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

	Number of Units	Weighted-Average Grant- Date Fair Value
Non-vested units at December 31, 2017	117,598	$15.18
Pro rata adjustment	(21,373)	18.55
Units issued	19,190	45.64
Units vested	(9,595)	45.64
Non-vested units at June 30, 2018	105,820	$21.01

The following summarizes the activity of the Plan for the six months ended June 30, 2017:

	Units Available for Grant	Units Granted
Balance at December 31, 2016	-	638,297
Pro rata adjustment	-	(303,256)
Units forfeited	12,678	(12,678)
Balance at June 30, 2017	12,678	322,363

	Number of Units	Weighted-Average Grant- Date Fair Value
Vested units at December 31, 2016	184,468	$7.97
Pro rata adjustment	(87,641)	15.18
Vested units at June 30, 2017	96,827	$15.18

	Number of Units	Weighted-Average Grant- Date Fair Value
Non-vested units at December 31, 2016	453,829	$7.97
Pro rata adjustment	(215,615)	15.18
Units forfeited	(12,678)	15.18
Non-vested units at June 30, 2017	225,536	$15.18

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Unit-based compensation expense was $0.8 million and $0.5 million for six months ended June 30, 2018 and 2017, respectively, which is included in “Salary and employee benefits” in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2018, there is approximately $1.4 million of total unrecognized compensation cost related to non-vested share units granted under the plan. Under the plan there is no stated exercise price per unit.

12.	Fair value measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

Warrant

On January 3, 2017, the warrants of 1.0% were cancelled and replaced by the issuance of warrants to purchase Class A Common Units representing 1.8% of the outstanding Class A Common Units of the Company. On January 11, 2018, the debt warrants of 1.8% were cancelled and replaced by the issuance of warrants to purchase Class A Common Units representing 2.2% of the outstanding Class A Common Units of the Company. See Note 7 – Long-Term Debt. The Company estimates the fair value of the Company using a weighted-average of values derived from generally accepted valuation techniques, including market approaches, which consider the guideline public company method, the guideline transaction method, the recent funding method, and an income approach, which considers discounted cash flows. The Company adjusts the carrying value of the warrant to fair value as determined by the valuation model and recognizes the change in fair value as an increase or decrease in interest and other expense. As such, the Company classifies the warrant subjected to recurring fair value measurement as Level 3 in the fair value hierarchy.

Contingent Consideration – Preferred A Units Earnout

In conjunction with the merger disclosed in Note 1 – Nature of Business and Summary of Significant Accounting Policies, the Company provided a contingent preferred equity earnout plan. A current market valuation model, as described above, is used to estimate the fair value of the Company which, in turn, establishes the value of the preferred equity earnout contingent consideration. The Company adjusts the carrying value of the contingent consideration to fair value as determined by the valuation model and recognizes the change in fair value as “Change in fair value of contingent consideration.” The Company used a multiple of ten times the adjusted EBITDA, and applied a discount of 30% for lack of control and marketability in determining the value of the units. As such, the Company classifies the contingent consideration subjected to recurring fair value measurement as Level 3 in the fair value hierarchy.

The table below presents the recorded amount of the warrants classified as liabilities measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands)	Level 1	Level 2	Level 3	Total
Balance as of June 30, 2018
Warrant liability	$-	$-	$12,773	$12,773
	$-	$-	$12,773	$12,773

	Level 1	Level 2	Level 3	Total
Balance as of December 31, 2017
Warrant liability	$-	$-	$8,701	$8,701
	$-	$-	$8,701	$8,701

The following table shows a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs that are classified as Level 3 in the fair value hierarchy for the six months ended June 30, 2018 and 2017:

Warrant Liability
Balance at December 31, 2017	$8,701
Extinguishment of GS 1.8% warrant liability (Note 7)	(8,701)
GS 2.2% warrant liability (Note 7)	12,182
Adjustment to fair value included in earnings	591
Balance at June 30, 2018	$12,773

	Warrant Liability	Contingent Consideration
Balance at December 31, 2016	$4,353	$4,222
Extinguishment of GS 1.0% warrant liability (Note 7)	(4,353)	-
GS 1.8% warrant liability (Note 7)	4,503	-
Adjustment to ACCPC contingent consideration	-	(410)
Release of Preferred A contingent consideration (Note 10)	-	(3,812)
Adjustment to fair value included in earnings	527	-
Balance at June 30, 2017	$5,030	$-

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

There were no transfers among the fair value levels during the six months ended June 30, 2018 and 2017.

13.	SEGMENT Information

The Company’s operating segments are based on the Company’s product offerings and consist of the following: Consumer Payments and Commercial Payments and Managed Services, which are organized by services the Company provides and its distinct business units. The Commercial Payments and Managed Services operating segments have been combined into one Commercial Payments and Managed Services reportable segment.

To manage the business, the Company’s Chairman and Chief Executive Officer (“CEO”) both collectively serve as the chief operating decision makers (“CODM”). The CODM evaluates the performance and allocate resources based on the operating income of each segment. The Company operates in two reportable segments, Consumer Payments and Commercial Payments and Managed Services. For a detailed discussion of the Company’s reportable segments refer to Note 16 – Segment Information in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017.

Information on segments and reconciliations to consolidated revenues, consolidated operating income and consolidated depreciation and amortization are as follows for the periods presented:

	Six months Ended June 30,
(in thousands)	2018	2017
Revenues:
Consumer Payments	$206,738	$182,816
Commercial Payments and Managed Services	13,620	11,887
Consolidated Revenues	$220,358	$194,703

Operating income (loss):
Consumer Payments	$11,434	$13,709
Commercial Payments and Managed Services	(350)	1,125
Consolidated operating income	$11,083	$14,834

Depreciation and amortization:
Consumer Payments	$7,544	$7,463
Commercial Payments and Managed Services	236	189
Consolidated depreciation and amortization	$7,780	$7,652

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

A reconciliation of total operating income to the Company’s net income (loss) is as follows:

	Six months Ended June 30,
(in thousands)	2018	2017
Total operating income	$11,083	$14,834
Less: interest and other expense, net	(15,505)	(13,688)
Less: increase in fair value of warrant liability	(3,530)	(527)
Equity in loss and impairment of unconsolidated entities	(853)	(158)
Net (loss) income	$(8,805)	$461

The Company’s results of operations and financial condition are not significantly reliant upon any single customer for the six months ended June 30, 2018 and 2017. Substantially all revenues are generated in the United States.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

14.	EArnings PEr UNIT

The following table sets forth the computation of the Company's basic and diluted earnings (loss) per unit:

	Six months Ended June 30,
(in thousands except per unit data)	2018	2017
Numerator:
Net (loss) income	$(8,805)	$461
Less: Distributions to participating securities	(45)	(133)
Net (loss) income available to common unitholders	(8,850)	328
Denominator:
Weighted average units outstanding – basic and diluted	4,370	5,162
Basic and diluted (loss) earnings per unit	$(2.03)	$0.06

As of June 30, 2018 and 2017, there were 265,922 and 322,362 non-voting Class B units as well as warrants to issue 2.2% and 1.8% of the outstanding Class A Common units of the Company that are anti-dilutive. There were no dilutive common unit equivalents for the six months ended June 30, 2018 and 2017.

15.	SUBSEQUENT EVENTS

Subsequent events have been evaluated from the balance sheet date through August 14, 2018, the date on which the unaudited condensed consolidated financial statements were available to be issued.

On July 18, 2018, a subsidiary of the Company entered into an asset purchase agreement to acquire the operating business assets of RadPad Holdings, Inc, which operates a web and mobile application where renters can search for and locate a rental home. On the same date, the same subsidiary of the Company also entered into an asset purchase agreement to acquire the operating business assets of Landlord Station, LLC, which primarily uses web-based applications to screen and manage renters for landlords. The asset purchases constituted the acquisitions of businesses for accounting purposes. For these two asset purchases, the Company paid approximately $4.0 million cash to the sellers, some of whom also received profit interests in future activities of the acquiring subsidiary. The Company is in the process of completing the initial accounting for these acquisitions as business combinations in accordance with ASC 805, Business Combinations, including the allocation of the purchase price to the fair value of identifiable assets acquired and liabilities assumed. There are no revenues or results of operations of the acquired entities included in the accompanying unaudited condensed consolidated statement of operations for the six months ended June 30, 2018.

Priority holdings, LLC AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

On July 25, 2018, M I Acquisitions, Inc. (“MI”), a special purpose acquisition company listed on the NASDAQ, acquired 100% of the outstanding equity interests of the Company and its subsidiaries. For accounting purposes, the transaction is a reverse acquisition whereby the Company is treated as the acquirer and MI is treated as the acquiree. Immediately after the combination event, the new combined entity changed its name to Priority Technology Holdings, Inc. and is listed on the NASDAQ under the symbol PRTH effective July 27, 2018. Costs incurred related to the transaction for the six months ended June 30, 2018 were $3.7 million and are recorded as transaction costs in the unaudited condensed consolidated statement of operations. Prior to July 25, 2018, MI had no material business operations. MI’s assets consisted primarily of $51.9 million of cash at the date of the transaction. Concurrently with the closing, the Company and Goldman Sachs agreed to cancel the Goldman Sachs Warrant (“GS Warrant”), as disclosed in Notes 7 and 12, and Goldman Sachs was paid cash of $12.7 million for the GS Warrant.

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